CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,”  in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated February 24, 2010 on the December 31, 2009 financial statements of COUNTRY Mutual Funds Trust (the “Trust”), comprised of COUNTRY VP Growth Fund and COUNTRY VP Bond Fund, in the Registration Statement (Form N-1A) of the Trust and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270).

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
April 28, 2010